UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 13, 2016

Commission File Number: 001-37544

AmpliPhi Biosciences Corporation

(Exact name of Registrant as specified in its charter)

Washington	91-1549568
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

800 East Leigh Street, Suite 209, Richmond, Virginia 23219

(Address of principal executive offices)

804-827-2524

(Registrant’s Telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(c)

On January 18, 2016, AmpliPhi Biosciences Corporation (the “Company”) appointed Steve R. Martin as its Chief Financial Officer, principal financial officer and principal accounting officer, effective January 18, 2016, replacing David E. Bosher in those capacities. Mr. Bosher remains employed with the Company as a consultant.

Mr. Martin, age 54, served as Senior Vice President and Chief Financial Officer of Applied Proteomics, Inc., a molecular diagnostics company, from December 2014 to August 2015. From June 2011 to December 2014, Mr. Martin served as Senior Vice President and Chief Financial Officer of Apricus Biosciences, Inc., a publicly traded pharmaceutical company, and served as the Interim Chief Executive Officer of Apricus from November 2012 through March 2013. From 2008 to January 2011, Mr. Martin served as Senior Vice President and Chief Financial Officer of BakBone Software, a publicly traded software company. During his final 10 months with BakBone until the company’s acquisition in January 2011, Mr. Martin also served as BakBone’s Interim Chief Executive Officer. From 2005 to 2007, Mr. Martin served as Chief Financial Officer of Stratagene Corporation, a publicly traded clinical diagnostics company. Mr. Martin’s previous experience also includes serving as Controller with Gen-Probe Incorporated, a publicly traded molecular diagnostics company, as well as 10 years with Deloitte & Touche LLP, a public accounting firm. Mr. Martin holds a Bachelors of Science degree from San Diego State University and is a certified public accountant.

In connection with Mr. Martin’s appointment, the Company entered into an offer letter agreement with Mr. Martin, dated January 18, 2016. Pursuant to the offer letter, the Company agreed to provide Mr. Martin with the following compensation: (i) annual base salary of $320,000; (ii) eligibility to receive annual performance-based bonuses, with an initial target bonus of 35% of his base salary; and (iii) the grant of a stock option to purchase 99,919 shares of the Company’s common stock at an exercise price of $2.85 per share, which is equal to the closing price of the Company’s common stock on the NYSE MKT on January 15, 2016. Twenty-five percent of the shares underlying the option vest on the one-year anniversary of the commencement of Mr. Martin’s employment with the Company, and the balance of the shares vest in equal monthly installments over the following 36 months, subject to Mr. Martin’s continued service with the Company. In the event Mr. Martin is terminated without “cause” or resigns for “good reason” (as those terms are defined in the offer letter) within one month before or 12 months after a change in control of the Company, any shares subject to the option that remain unvested at the time of such termination or resignation will become vested. Mr. Martin’s option grant is subject to the terms of the Company’s 2013 Stock Incentive Plan and stock option grant notice and option agreement thereunder. In addition, the offer letter provides that if Mr. Martin is terminated without cause or resigns for good reason from his employment with the Company, Mr. Martin will be entitled to receive severance benefits in the form of salary continuation at the rate of his base salary in effect at the time of his termination or resignation for a period of 12 months, subject to the Company’s timely receipt of an effective release and waiver of claims.

The foregoing description of the offer letter with Mr. Martin does not purport to be complete and is qualified in its entirety by reference to the offer letter, a copy of which is attached as Exhibit 99.1 to this report.

Mr. Martin will also be entitled to enter into the Company’s standard form of indemnity agreement with its directors and executive officers, a copy of which is attached hereto as Exhibit 99.2.

(e)

On January 13, 2016, the Company’s Board of Directors approved the payment of an annual performance bonus to M. Scott Salka, the Company’s Chief Executive Officer, in the amount of $85,000. The foregoing bonus was awarded to Mr. Salka based on the partial achievement of corporate performance objectives and the terms of Mr. Salka’s offer letter with the Company.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Offer Letter, dated January 18, 2016, by and between AmpliPhi Biosciences Corporation and Steve R. Martin

99.2	Form of Indemnity Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2016	AmpliPhi Biosciences Corporation

	By:	/s/ M. Scott Salka
	Name:	M. Scott Salka
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Offer Letter, dated January 18, 2016, by and between AmpliPhi Biosciences Corporation and Steve R. Martin

99.2	Form of Indemnity Agreement